Exhibit 4.1

MODEL N, INC.,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

(as successor in interest to U.S. BANK NATIONAL ASSOCIATION),

AS TRUSTEE

First Supplemental Indenture

Dated as of June 27, 2024

to the

Indenture

Dated as of May 22, 2020

2.625% Convertible Senior Notes due 2025

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of June 27, 2024, is by and between Model N, Inc., a Delaware corporation (the “Company”) and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), a national banking association, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and the Trustee have heretofore entered into that certain Indenture, dated as of May 22, 2020 (the “Indenture”), pursuant to which the Company issued $172,500,000 in original aggregate principal amount of the Company’s 2.625% Convertible Senior Notes due 2025 (the “Notes”);

WHEREAS, the Company, Mountain Parent, LLC, a Delaware limited liability company (“Parent”) and Mountain Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of April 7, 2024 (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent; WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.00015 per share, of the Company (the “Common Stock”) outstanding immediately prior to the Effective Time (other than shares of Common Stock held by (i) Parent, Merger Sub or the Company (as treasury stock or otherwise), or by any of their direct or indirect wholly owned subsidiaries immediately prior to the Effective Time and (ii) stockholders who are entitled to demand and who properly and validly demand (and do not subsequently withdraw or fail to perfect) their statutory rights of appraisal in respect of such shares of Common Stock in compliance in all respects with Section 262 of the General Corporation Law of the State of Delaware) will be automatically converted into the right to receive $30.00 per share in cash (the “Merger Consideration”), without interest and less any applicable withholding of taxes;

WHEREAS, the Merger constitutes a Common Stock Change Event, a Fundamental Change and a Make-Whole Fundamental Change under the Indenture;

WHEREAS, in connection with the foregoing, Section 14.07 of the Indenture provides, among other things, that at and after the Effective Time, the consideration due upon conversion of any Note, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in the provisions described in Section 14.02 of the Indenture (or in any related definitions) were instead a reference to the same number of Reference Property Units (such stock, other securities, other property, assets or cash for which the Common Stock is converted into or exchanged for in connection with the Common Stock Change Event, is referred to herein as the “Reference Property” and the amount and kind of Reference Property that a holder of one share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), is referred to herein as a “Reference Property Unit”);

WHEREAS, Section 14.07 of the Indenture provides that if the Reference Property received by the holders of Common Stock in a Common Stock Change Event is solely cash, then for all conversions of Notes for which the relevant Conversion Date occurs on or after the Effective Time, (x) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.03), multiplied by the Merger Consideration and (y) the Company shall satisfy the Conversion Obligation by paying cash to converting Holders on the tenth Business Day immediately following the relevant Conversion Date;

WHEREAS, Section 10.01(g) of the Indenture provides that the Company and the Trustee may enter into any supplemental indenture without the consent of any Holder, among other things, pursuant to, and in accordance with, the provisions described in Section 14.07 of the Indenture in connection with a Common Stock Change Event; and

WHEREAS, all conditions for the execution and delivery of this First Supplemental Indenture have been complied with or have been done or performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the capitalized terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

For the purposes of this First Supplemental Indenture, a “Reference Property Unit” shall be comprised of $30.00 in cash, without interest, and “Reference Property” shall be comprised of an amount in cash equal to the Conversion Rate in effect on the applicable Conversion Date (as may be increased pursuant to Section 14.03 of the Indenture) multiplied by $30.00.

ARTICLE 2

AMENDMENT OF INDENTURE

Section 2.01 Conversion of the Notes.

In accordance with and subject to Sections 10.10(g), 14.02(a) and 14.07 of the Indenture, as a result of the Merger, from and after the Effective Time, each $1,000 in principal amount of the Notes is convertible in accordance with the terms of the Indenture solely into Reference Property. As a result of the consummation of the Merger, a Make-Whole Fundamental Change has occurred. Accordingly, a Holder who converts their Notes in connection with such Make-Whole Fundamental Change shall be entitled to receive Reference Property consisting of $1,031.0400 in cash per $1,000 principal amount of Notes so converted (reflecting the requisite increase to the Conversion Rate pursuant to Section 14.03 of the Indenture). Thereafter, a Holder who converts their Notes during a period when such Notes are convertible in accordance with the terms of the Indenture shall be entitled to receive Reference Property consisting of $900.1320 in cash per $1,000 principal amount of Notes so converted. The provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Severability.

In the event any provision of this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.02 Modification, Amendment and Waiver.

The provisions of this First Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture in compliance with Article 10 of the Indenture.

Section 3.03 Ratification of Indenture; First Supplemental Indenture Part of the Indenture.

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of the First Supplemental Indenture shall prevail. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The First Supplemental Indenture shall become effective simultaneously with the Effective Time.

Section 3.04 Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05 Trustee Makes No Representation.

The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements contained in this First Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee is not charged with any knowledge of the Merger Agreement or any of the terms thereof.

Section 3.06 Multiple Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by PDF or other electronic transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 3.07 Headings.

The titles and headings of the articles and sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.08 Successors.

All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.

Section 3.09 No Defaults.

Immediately after giving effect to the Common Stock Change Event contemplated under this First Supplemental Indenture, the Company represents and warrants that no Default or Event of Default shall have occurred or be continuing.

Section 3.10 No Security Interest Created.

Nothing in this First Supplemental Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 3.11 Benefits of Indenture.

Nothing in this First Supplemental Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Registrar and their respective successors hereunder, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 3.12 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date and year first above written.

MODEL N, INC.

By:	/s/ John Ederer
Name: John Ederer
Title: Chief Financial Officer

Signature Page to First Supplemental Indenture

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to U.S. BANK NATIONAL ASSOCIATION), AS TRUSTEE

By:	/s/ Andrew Fung
Name: Andrew Fung
Title: Vice President

Signature Page to First Supplemental Indenture